UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): October 1, 2012

Old Line Bancshares, Inc.
(Exact Name of Registrant as Specified in its Charter)

Maryland	000-50345	20-0154352
(State of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1525 Pointer Ridge Place
	Bowie, Maryland	20716
	(Address of Principal Executive Offices)	(Zip Code)

Registrant’s Telephone Number, Including Area Code: 301-430-2544

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

____	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

____	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CRF 240.14a-12)

____	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

____	Pre-commencement communications pursuant to Rule 13e-4 (c) under the Exchange Act (17 CFR 240.13e- 4(c))

Section 5-Corporate Governance and Management

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On October 2, 2012, Old Line Bank (the “Bank”), the operating subsidiary of Old Line Bancshares, Inc. (the “Registrant”), entered into two salary continuation plan agreements with James W. Cornelsen, President and Chief Executive Officer of the Registrant and the Bank, effective October 1, 2012.

The first agreement provides that if Mr. Cornelsen remains employed by the Bank until he reaches the age of 65, he will be entitled to receive, beginning on the first day of the second month following his 65th birthday, an annual payment of $63,991.  Such payment shall continue for the remainder of Mr. Cornelsen’s life but will be paid for a guaranteed minimum of five years (such payments to be made to his beneficiary if he dies prior to such five-year period).  If on or after October 1, 2013, Mr. Cornelsen dies before reaching age 65 or becomes disabled, as defined in the agreement, while employed by the Bank, or he becomes no longer employed by the Bank other than for death, disability or within 24 months after a change in control, he or his beneficiary will be paid an annual amount ranging from between $6,444 and $51,745, depending on the date of the event, for a period of 15 years.  Such benefits are generally payable beginning on the first day of the second month following Mr. Cornelsen’s 65th birthday (or, with respect to the disability payment, following the date of Mr. Cornelsen’s death if earlier).  All payments under the agreement are paid in monthly installments except as noted below.  The agreement also provides for change in control payments to be paid to Mr. Cornelsen if he is employed with the Bank upon a change in control (as defined in the agreement) of the Bank.  The change in control payments range from $46,554 to $63,991 annually, depending on the date of the change in control, and will be paid to Mr. Cornelsen or his beneficiary, as applicable, for a period of 15 years beginning (in most cases) on the first day of the second month following the date of termination of Mr. Cornelsen’s employment with the Bank.  If, however, Mr. Cornelsen’s employment with the Bank is terminated for any reason (whether voluntarily or involuntarily) within 24 months following a change in control, he may instead opt to be paid the change in control payments in (i) a lump sum, (ii) monthly installments over two years, or (iii) monthly installments over five years.

The second agreement provides that if Mr. Cornelsen remains employed by the Bank until he reaches the age of 65, he will be entitled to receive, beginning on the first day of the second month following his 80th birthday, an annual payment of $223,729.  If on or after October 1, 2013, Mr. Cornelsen dies before reaching age 65 or becomes disabled, as defined in the agreement, while employed by the Bank, or he becomes no longer employed by the Bank other than for death, disability or within 24 months after a change in control, he or his beneficiary will be paid an annual amount ranging from between $22,531 and $180,913, depending on the date of the event, for a period of five years.  Such death benefit is payable to Mr. Cornelsen’s beneficiary beginning on the first day of the second month following the 15th anniversary of his death, while the other payments begin on the first day of the second month following Mr. Cornelsen’s 80th birthday.   All payments under the agreement are paid in monthly installments except as noted below.  The agreement also provides for change in control payments to be paid to Mr. Cornelsen if he is employed with the Bank upon a change in control (as defined in the agreement) of the Bank.  The change in control payments range from $162,764 to $223,729 annually, depending on the date of the change of control, and will be paid for a period of five years beginning on the 15th anniversary of the first day of the second month following the date of termination of Mr. Cornelsen’s employment with the Bank.  If, however, Mr. Cornelsen’s employment with the Bank is terminated for any reason (whether voluntarily or involuntarily) within 24 months following a change in control, he may instead opt to be paid the change in control payments in (i) a lump sum or (ii) monthly installments over two years.  All payments under this agreement will be paid to Mr. Cornelsen’s beneficiary if he should die before five years of payments are made.

The new salary continuation plan agreements do not replace and are in addition to the existing salary continuation agreements between Old Line Bank and Mr. Cornelsen.

The agreements and forms of change in control election forms thereunder are attached as exhibits hereto.

Section 9 – Financial Statements and Exhibits

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

The following exhibits are filed herewith:

10.40	Salary Continuation Plan Agreement (2012-A Plan) by and between Old Line Bank and James W. Cornelsen dated as of October 1, 2012, and form of Change in Control Benefit Election Form thereunder

10.41	Salary Continuation Plan Agreement (2012-B Plan) by and between Old Line Bank and James W. Cornelsen dated as of October 1, 2012, and form of Change in Control Benefit Election Form thereunder

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

OLD LINE BANCSHARES, INC.

Date: October 4, 2012	By: /s/Christine M. Rush
Christine M. Rush, Chief Financial Officer